UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 19, 2020

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Tannery Way

Santa Clara, California 95054

(Address of principal executive office, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PANW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Form 8-K filed by Palo Alto Networks, Inc. (the “Company”) on June 22, 2020, Kathy Bonanno, the Company’s Executive Vice President, Chief Financial Officer, notified the Company on June 16, 2020 of her intention to resign from her position at the Company to pursue another opportunity. Ms. Bonanno will continue to serve as the Company’s Chief Financial Officer until June 30, 2020. Thereafter, Ms. Bonanno has agreed to assist with transitional matters and will remain with the Company as a non-executive employee until July 31, 2020, to ensure a smooth transition.

On June 22, 2020, the Company’s Board of Directors (the “Board”) appointed Luis Felipe Visoso, age 51, as the next Chief Financial Officer, effective July 1, 2020.

Prior to joining the Company, from January 2020 until June 2020, Mr. Visoso served as the chief financial officer of Amazon Web Services, a subsidiary of Amazon that provides on demand cloud computing platforms and APIs. From December 2018 until January 2020, Mr. Visoso served as the chief financial officer of Amazon’s Worldwide Consumer organization. From February 2016 to December 2018, Mr. Visoso served as the senior vice president, business, technology and operations finance for Cisco Systems, Inc., a multinational technology conglomerate. Prior to Cisco, Mr. Visoso worked at Procter & Gamble Company, an American multinational consumer goods corporation, for over 23 years, most recently serving as vice president, F&A global business units from September 2012 to February 2016. Mr. Visoso holds a bachelor’s degree from Tecnológico de Monterrey in Industrial Engineering and a minor degree from Tecnológico de Monterrey in International Business.

The Company entered into an offer letter with Mr. Visoso on June 19, 2020 (the “Offer Letter”), in connection with Mr. Visoso’s expected appointment as Chief Financial Officer. The Offer Letter provides that effective upon his start date, Mr. Visoso’s annual base salary will be $600,000 and his target annual incentive compensation will be 100% of his base salary. In addition, Mr. Visoso will receive:

•	within the first month of his employment a one-time payment of $2,000,000, which must be repaid on a pro-rata basis if he voluntarily leaves within 24 months of his start date.

•	a gross amount of $150,000 as a relocation assistance payment to assist him with the costs of relocating to the San Francisco Bay Area, which must be repaid in full if Mr. Visoso voluntarily resigns from the Company within one year of his start date.

•	a time-based restricted stock award (the “Time-Based RSU”) having an approximate value of $12,000,000, with the number of shares determined based on the average closing price of the Company’s common stock for the thirty (30) calendar days ending on July 15, 2020, with a grant date of July 20, 2020. The Time- Based RSU will vest over a four-year period with one third (1/3rd) of the Time-Based RSUs vesting on the one-year anniversary of the grant date; one-fourth (1/4th) shall vest during the second year in four equal quarterly increments; one-fourth (1/4th) shall vest during the third year in four equal quarterly increments; and one-sixth (1/6th) shall vest during the fourth year in four equal quarterly increments. The equity grant will be granted under the Company’s 2012 Equity Incentive Plan.

In the event that there is a “Change in Control” of the Company and the Company or the Company’s successor terminates Mr. Visoso’s employment other than for “Cause” or Mr. Visoso terminates his employment for “Good Reason”, in either case upon or within 12 months following a “Change of Control,” then Mr. Visoso will be entitled to receive (subject to signing a release of claims):

•	a lump sum payment equal to his then-current annual base salary, and

•	accelerated vesting of the Time-Based RSUs, and any other then unvested time-based equity awards, equal to the shares that would vest through the date 12 months after termination of employment.

In the event, that Mr. Visoso’s employment is terminated by the Company other than for “Cause,” at any time before a “Change in Control” or more than 12 months following a “Change in Control,” then Mr. Visoso will be entitled to receive a lump sum payment equal to 12 months of his then current base salary.

The foregoing description of Mr. Visoso’s compensation, terms and conditions of his employment and treatment of Mr. Visoso upon certain terminations of employment is qualified in its entirety by the full text of Mr. Visoso’s Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In addition, Mr. Visoso has entered into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-180620) filed with the Securities and Exchange Commission on July 9, 2012.

There are no family relationships between Mr. Visoso and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Offer Letter by and between the Registrant and Luis Felipe Visoso, dated June 19, 2020.

99.1	Press release dated as of June 23, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Nikesh Arora
Nikesh Arora
Chief Executive Officer

Date: June 23, 2020